SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number 333-35523

             World Omni 1997-B Automobile Lease Securitization Trust (Exact name of registrant as specified in its charter)

           6150 Omni Park Drive, Mobile, Alabama 36609 (334) 639-7500
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

           6.07% Automobile Lease Asset Backed Certificates, Class A-1 6.08% Automobile Lease Asset Backed Certificates, Class A-2 6.18% Automobile Lease Asset Backed Certificates, Class A-3 6.20% Automobile Lease Asset Backed Certificates, Class A-4
           -----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           -----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(1)   [ ]          Rule 12h-3(b)(1(ii)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6            [X]
         Rule 12h-3(b)(1)(i)   [ ]

         Approximate number of holders of record as of the certification or notice date: 14, 34, 31 and 41, respectively, for each Class described above

         Pursuant to the requirements of the Securities Exchange Act of 1934 World Omni Lease Securitization L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  January 27, 1998               BY:/s/Patrick C. Ossenbeck
                                        -----------------------
                                          Patrick C. Ossenbeck
                                          Assistant Treasurer